UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

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                           NOTIFICATION OF LATE FILING

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SEC FILE NUMBER:  1-12687
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(Check One):  |_| Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-Q
              | | Form N-SAR
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CUSIP NUMBER:  449515 30 3
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For Period Ended:  October 31, 2001
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     [ ] Transition Report on Form 10-K [ ] Transition Report on Form 20-F [ ]
     Transition Report on Form 11-K [x] Transition Report on Form 10-QSB [ ] Transition Report on Form N-SAR For the Transition Period Ended:
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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant
                                   IFS INTERNATIONAL HOLDINGS, INC.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

                                   300 JORDAN ROAD, TROY, NY 12180
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X| | (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable | effort or expense;

|| | (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or
     | portion thereof, will be filed on or before the fifteenth  calendar day
       following the prescribed due date; or the | subject quarterly report or transition report on Form 10-Q,or | portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

|| | (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

Additional time will be required in order for the registrant to complete and issue its Quarterly Report on Form 10-QSB. Among other reason's, additional time is required for the Company's independent auditors to complete their quarterly review of the registrant's financial statements as of and for the three months ended October 31, 2001.


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Anthony Principe           518                283-7900
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               (Name)               (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no, identify report(s). |X| Yes |_| No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |x| Yes |_| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     Until the completion and receipt of all necessary documentation the Company is unable to estimate the nature and extent of any change in net income from the corresponding period of the last fiscal year.

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                        IFS INTERNATIONAL HOLDINGS, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: ________December 18, 2001____________

By:   ________/S/ Anthony Principe________
          Anthony Principe, Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

------------------------------------ATTENTION-----------------------------------
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C.1001).
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